Exhibit 15.1
May 5, 2021

Securities and Exchange Commission
100 F Street, N.E.
Washington, DC 20549

Commissioners:

We are aware that our report dated May 5, 2021 on our review of interim financial information of Realogy Holdings Corp., which is included in the Company's Quarterly Report on Form 10-Q for the quarter ended March 31, 2021 is incorporated by reference in this Registration Statement on Form S-8.

Very truly yours,

/s/ PricewaterhouseCoopers LLP